Results Conference Call 4Q25

1 Disclaimer and Forward-Looking Statement This presentation may contain forward-looking statements within the meaning of federal securities law that are subject to risks and uncertainties. These statements are only predictions based upon our current expectations and projections about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” “seek,” “forecast,” or the negative of these terms or other similar expressions. The forward-looking statements are based on the information currently available to us. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including, among others things: changes in general economic, political, governmental and business conditions globally and in Argentina, changes in inflation rates, fluctuations in the exchange rate of the peso, the level of construction generally, changes in cement demand and prices, changes in raw material and energy prices, changes in business strategy and various other factors. You should not rely upon forward-looking statements as predictions of future events. Although we believe in good faith that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Any or all of Loma Negra’s forward-looking statements in this release may turn out to be wrong. You should consider these forward-looking statements in light of other factors discussed under the heading “Risk Factors” in Company’s Annual Report on Form 20-F, as well as periodic filings made on Form 6-K, which are filed with or furnished to the United States Securities and Exchange Commission. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations. The Company presented some figures converted from Argentine pesos to U.S. dollars for comparison purposes. The exchange rate used to convert Pesos to U.S. dollars was the reference exchange rate (Communication “A” 3500) reported by the Central Bank for U.S. dollars. The information presented in U.S. dollars is for the convenience of the reader only. Certain figures included in this report have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be arithmetic aggregations of the figures presented in previous quarters. Note: Loma Negra’s financial information has been prepared in accordance with the Argentine Securities Commission (Comisión Nacional de Valores-CNV) and with International Financial Reporting Standards. Following the categorization of Argentina as a country with a three-year cumulative inflation rate greater than 100%, the country is considered highly inflationary in accordance with IFRS. Consequently, starting July 1, 2018, the Company is reporting results applying IFRS rule IAS 29. IAS 29 requires that results of operations in hyperinflationary economies are reported as if these economies were highly inflationary as of January 1, 2018, and thus year-to-date, together with comparable results, should be restated adjusting for the change in general purchasing power of the local currency, using official indices. For comparison purposes and a better understanding of our underlying performance, in addition to presenting ‘As Reported’ results, we are also disclosing selected figures as previously reported excluding rule IAS 29. Additional information in connection with the application of rule IAS 29 can be found in our earnings report.

Volumes Continue to Lag in 4Q Closing a Year of Moderate Recovery l Cement business, volumes remain subdued (-1.2% YoY), with margins broadly in line with prior quarters l As reported results l Net revenues reached Ps. 225.2 billion, down 1.7% (US$ 152 million) l Adjusted EBITDA stood at Ps. 44.3 billion, down 33.4% (US$ 37 million) l Net Profit of Ps. 5.9 billion l Consolidated Adjusted EBITDA margin reached 19.7%, with a contraction of 938 bps YoY from 29.0% l FY25 EBITDA of Ps. 181.0 billion (US$ 146 million) and margin of 21.3% (down 454 bps) l Net Profit for FY25 of Ps. 22.8 billion l Solid Balance sheet, with Net Debt of US$ 183 million, representing a Net Debt/LTM Adjusted EBITDA ratio of 1.47x Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. 2

Sustainability Report
ESG Highlights

ENVIRONMENT

CARBON FOOTPRINT:

-22 % **CO_2 e EMISSIONS*** compared to the 2021 baseline year

WASTE MANAGEMENT AND CIRCULAR ECONOMY:

85% **OF WASTE RECOVERED**

+270,000 tons **OF RECOVERED MATERIALS USED AS ALTERNATIVE INPUTS,** through the use of alternative materials and fuels, including biomass, for cement production

AIR QUALITY:

-9.3 **PM10 EMISSIONS** from cement production vs. 2024

WATER MANAGEMENT:

-3.5 % **WATER WITHDRAWAL**

-21 % **OF WATER WITHDRAWAL** in water-stressed areas

SOCIAL

2,689 EMPLOYEES contribute with their talent in Loma Negra (1,714) and in Ferrosur (975)

701 **PARTNER ORGANIZATIONS** participated in the implementation of social programs and projects

172 **PROJECTS** were supported through the various programs of the **Fundación Loma Negra**

91,453 BENEFICIARIES

25 KG BAG

+ 65 MILLION DOLLARS

7 **PLANTS MODERNIZED**

11 **PRODUCTION LINES UPGRADED**

* Gross direct absolute emissions.

3

Macro & Industry context Revenues and Volumes

Cement Demand Remains Flat in 4Q Closing 2025 Up 5.6% 10.4 5.0 -1.6 -1.3 4.4 3.2 3.1 -1.9 2.6 5.8 6.4 3.3 20 21 20 22 20 23 20 24 20 25 e 20 26 e 20 27 e 3Q 24 4Q 24 1Q 25 2Q 25 3Q 25 GDP Growth1 (YoY Growth , %) Ap r Fe b Ja n M ar M ay N ovJu n Au g D ec Se p O ct 202620232022 2025 ro t Month ly Industry Cem ent Sa les3 (‘000 tons) 2024 -1 4 16 9 14 2 0 7 8 -5 3 9 8 17 5 12 -3 0 1 7 -4 -2 -6 -6 Ja n’ 25 Fe b’ 25 M ar ’2 5 Ab r’ 25 M ay ’2 5 Ju n’ 25 Ju l’2 5 Au g’ 25 Se p’ 25 O ct ’2 5 N ov ’2 5 D ic ’2 5 Ja n’ 26 26 28 Fe b’ 26 ISAC Cement Industry Ju l Industry Cement Sales by Type3 (%) Construct ion Act ivity2 & Month ly Industry Cem ent Sa les3 (YoY Growth , %) (1) Source INDEC and BCRA (Argentina Central Bank) Market Expectations (REM) (2) Source INDEC: Construction activity indicator, ISAC (Indicador Sintético de la Actividad) . (3) Based on AFCP which reports standalone cement sales, while Loma Negra reports Cement, Masonry and lime sales (4) Jan’ 26 : As of the date of this presentation, ISAC figures were not released 55% 45% Bag Bulk 4 5

Gradual Improvement: Top line Contraction Continues to Narrow YoY Revenue Performance: l Cement, masonry & lime: decreased 4.4% YoY, with volumes contracting 1.2%. Prices continued their sequential recovery l Concrete: strong recovery, up 37.1% YoY. Volumes up 62.0% l Railroad: decreased 8.9% YoY. Volumes up 2.8%, while the price was affected by product mix and market conditions l Aggregates: remained flat YoY, with volumes up 8.2%, while the competitive scenario remains challenging 4Q25 4Q24 % Chg. Cement, masonry & lime MM Tn 1.29 1.31 -1.2% Concrete MM m3 0.17 0.11 62.0% Railroad MM Tn 1.06 1.03 2.8% Aggregates MM Tn 0.30 0.28 8.2% 4Q25 4Q24 % Chg. 193,002 201,983 -4.4% 24,418 17,805 37.1% 20,208 22,194 -8.9% 5,463 5,514 -0.9% Sales Volumes (1) Revenues (AR$ million) (2) (1) Sales volumes include inter-segment sales (2) Sales revenues include inter-segment sales and Other segments 6 2025 2024 % Chg. 5.02 4.90 2.5% 0.56 0.40 42.7% 3.93 3.63 8.2% 1.15 0.97 19.1% 2025 2024 % Chg. 736,345 815,507 -9.7% 79,372 73,201 8.4% 77,802 85,380 -8.9% 21,864 22,717 -3.8% Total Net Revenues 225,233 229,122 -1.7% 848,087 919,761 -7.8%

Business Performance

Gross Margin Contracts YoY, Showing Sequential Improvement l Consolidated gross profit declined by 29.1% YoY, with margin contracting 906 bps to 23.5%, although showing a sequential recovery versus the previous quarter. In the Cement segment, higher cost of sales and increased depreciation further pressured margins. l Margins also contracted in the Concrete segment, while Railroad and Aggregates recorded expansions. l SG&A increased 6.3% year-over-year, mainly driven by higher IT expenses and a greater impact from the allowance for doubtful accounts. As a percentage of sales, SG&A reached 12.9%, up 97 bps year-over-year. 74,631 52,949 245,971 185,007 4Q24 4Q25 FY24 FY25 Gross Profit & Margin 27,424 29,148 96,261 94,345 4Q24 4Q25 FY24 FY25 Selling, General & Administrative As a % of Sales AR$ Million AR$ Million Gross Margin 26.7%32.6% 12.0% 11.1% 8 23.5% 21.8% 12.9% 10.5%

66,549 44,293 238,087 181,002 4Q24 4Q25 FY24 FY25 l By segments l Cement, masonry cement and lime segment Adjusted EBITDA margin stood at 22.7%, contracting 1,097 bps YoY, mainly due to higher cost of sales l Concrete Adjusted EBITDA expanded 326 bps and stood at -2.8% from -6.1% in 4Q24 l Railroad Adjusted EBITDA margin expanded 233 bps YoY to 1.9% mainly explained by lower costs and volume recovery. l Aggregates Adjusted EBITDA margin improved 80 bps to -8,1% from -8.9% in 4Q24 Adjusted EBITDA & Margin AR$ Million US$ million 29.0% Adjusted EBITDA Margin 25.9% 19850 Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. 9 19.7% 21.3% 37 146 EBITDA Margin Contracts YoY With Limited Sequential Decline Down 33.4% in 4Q25 when measured in Ps. 37 19.7Consolidated Adjusted EBITDA Million US$ Cons. Adj. EBITDA Margin % Decreased by 938 bps. YoY & 114 bps QoQ

Bottom line & Financial performance

Lower Net Profit in 4Q and FY25

As Lower Operating Results and Financial Normalization Weigh on Performance

- **Net Profit breakdown for 4Q25:**
  - **Adjusted EBITDA** decreased by 33.4% YoY
  - **Total finance cost** of Ps. 9.8 billion in 4Q25 compared to a net gain of Ps. 1.1 billion in 4Q24
    - **Foreign exchange loss** of Ps. 15.1 billion in 4Q25, compared to Ps. 13.9 billion loss in 4Q24
    - **Gain on net monetary position** was Ps. 19.8 billion in 4Q25 compared to Ps. 29.8 billion in 4Q24, mainly due to a lower inflation scenario
    - **Net Financial expense** stood at Ps. 14.4 billion compared to a Ps. 14.7 billion loss in the same period of 2024
    - **Net Profit Attributable to Owners of the Company** was Ps. 6.2 billion in 4Q25, totaling Ps. 23.6 billion for FY25, down from Ps. 202.3 billion in the prior year, mainly due to lower financial gains and operational headwinds

Finance Gain (Costs), net

AR$ Million



1,127
-9,801
182,342
-49,077
4Q24
4Q25
FY24
FY25

Net Profit (Loss) Attributable to Owners

AR$ Million



29,489
6,245
202,335
23,585
4Q24
4Q25
FY24
FY25

Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period.

11

Sound Balance Sheet at Year-End
Post-Quarter Bond Issuance Enhances Debt Maturity Profile

- **Cash position and Investments** of Ps. 31.4 billion and total debt at Ps. 297.9 billion as of end of 4Q25.
- **Net Debt** of Ps. 266.5 billion (US$ 183 MM; down US$ 23 MM on a sequential basis).
- **Net Debt/ LTM Adj. EBITDA ratio** stood at 1.47x in 4Q25, up from 0.89x in FY24.
- Class 6 **Corporate Bond issuance** of US$ 60 million in January 2026.
- In 4Q25, cash generated from **Operating Activities** totaled Ps. 58.0 billion, compared to Ps. 62.8 billion in 4Q24, primarily reflecting a lower operating result, partially offset by reduced working capital requirements and lower income tax payments.
- Cash generated in **Investing Activities** mainly due to the termination of short-term allocations of the proceeds from the Class 5 bond issuance. **Capital expenditures** amounted to Ps. 17.5 billion in 4Q25, following the completion of the 25-kilogram bagging project.

Cash Flow Highlights

amounts expressed in millions of pesos	4Q25	4Q24	FY25	FY24
Net cash generated by operating activities	**58,012**	**62,848**	**65,396**	**164,065**
Net cash used in investing activities	**34,899**	**(28,189)**	**(66,711)**	**(95,891)**
Net cash (used in) generated by financing activities	**(128,976)**	**(41,035)**	**21,399**	**(63,493)**
Cash and cash equivalents at the end of the period	**31,416**	**11,048**	**31,416**	**11,252**

Debt Maturity schedule (principal)


Ps.
USD
US$ Million
21
74
11
0
0
113
Cash Position
1Q26
2Q26
3Q26
4Q26
2027

Debt by Currency


Ps. 15%
US$ 204 MM
US$ 85%

Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period.

12

Outlook

Outlook 2026 l Volume recovery in 2025 fell short of initial expectations, losing momentum in the second half of the year. l In this context, margins remained under pressure, reinforcing our focus on cost discipline and operational efficiency. l While the recovery may progress at a slower pace than previously anticipated, the fundamental growth drivers remain in place. l For 2026, we remain optimistic, expecting an improved macroeconomic environment to gradually restore dynamism to the economy. l Significant infrastructure challenges must be addressed to support sustainable growth, and Loma Negra is well positioned to play a key role in this next phase.

Financial Tables

Adjusted EBITDA Reconciliation & Margin Table 4: Adjusted EBITDA Reconciliation & Margin (amounts expressed in millions of pesos, unless otherwise noted) 2025 2024 % Chg. 2025 2024 % Chg. Adjusted EBITDA reconciliation: Net profit (Loss) 5,895 29,096 -79.7% 22,821 202,094 -88.7% (+) Depreciation and amortization 19,396 15,946 21.6% 85,528 82,384 3.8% (+) Tax on debits and credits to bank accounts 2,051 2,525 -18.7% 9,033 9,761 -7.5% (+) Income tax expense 7,150 20,109 -64.4% 14,545 126,189 -88.5% (+) Financial interest, net 12,617 7,576 66.5% 47,156 75,517 -37.6% (+) Exchange rate differences, net 15,143 13,942 8.6% 85,133 57,498 48.1% (+) Other financial expenses, net 1,764 7,108 -75.2% 6,827 30,458 -77.6% (+) Gain on net monetary position (19,722) (29,753) -33.7% (90,039) (345,815) -74.0% Adjusted EBITDA 44,293 66,549 -33.4% 181,002 238,087 -24.0% Adjusted EBITDA Margin 19.7% 29.0% -938 bps 21.3% 25.9% -454 bps Three-months ended December 31, Twelve-months ended December 31,

Balance Sheet As of December 31, As of December, 31 2025 2024 ASSETS Non-current assets Property, plant and equipment 1,361,529 1,386,785 Right to use assets 3,241 4,179 Intangible assets 8,711 3,811 Investments 91 91 Goodwill 911 911 Inventories 81,984 88,094 Other receivables 1,301 8,227 Other assets 403 895 Total non-current assets 1,458,170 1,492,992 Current assets Inventories 294,183 265,418 Other receivables 37,356 18,195 Trade accounts receivable 76,819 64,787 Investments 21,655 761 Cash and banks 9,761 10,491 Total current assets 439,773 359,651 TOTAL ASSETS 1,897,943 1,852,643 Table 8: Condensed Interim Consolidated Statements of Financial Position (amounts expressed in millions of pesos, unless otherwise noted) SHAREHOLDER'S EQUITY Capital stock and other capital related accounts 347,824 347,824 Reserves 695,810 493,476 Retained earnings 23,585 202,335 Accumulated other comprehensive income - - Equity attributable to the owners of the Company 1,067,219 1,043,634 Non-controlling interests (1,056) (292) TOTAL SHAREHOLDER'S EQUITY 1,066,162 1,043,342 LIABILITIES Non-current liabilities Borrowings 163,635 92,375 Accounts payables - - Provisions 14,066 14,787 Salaries and social security payables 1,958 1,985 Tax liabilities 4,445 - Debts for leases 1,328 2,366 Other liabilities 1,069 1,329 Deferred tax liabilities 339,177 344,144 Total non-current liabilities 525,679 456,986 Current liabilities Borrowings 134,273 132,443 Accounts payable 118,176 123,118 Advances from customers 14,425 8,434 Salaries and social security payables 24,360 23,560 Other liabilities - Related companies - - Tax liabilities 11,361 61,624 Debts for leases 2,205 1,826 Other liabilities 1,303 1,311 Total current liabilities 306,102 352,315 TOTAL LIABILITIES 831,781 809,302 TOTAL SHAREHOLDER'S EQUITY AND LIABILITIES 1,897,943 1,852,643

Income Statement

Table 9: Condensed Interim Consolidated Statements of Profit or Loss and Other Comprehensive Income (unaudited)

(amounts expressed in millions of pesos, unless otherwise noted)

	Three-months ended December 31,			Twelve-months ended December 31,		
	2025	2024	% Change	2025	2024	% Change
Net revenue	225,233	229,122	-1.7%	848,087	919,761	-7.8%
Cost of sales	(172,284)	(154,490)	11.5%	(663,080)	(673,790)	-1.6%
Gross Profit	**52,949**	**74,631**	**-29.1%**	**185,007**	**245,971**	**-24.8%**
Share of loss of associates	-	-	n/a	-	-	n/a
Selling and administrative expenses	(29,148)	(27,424)	6.3%	(94,345)	(96,261)	-2.0%
Other gains and losses	1,096	3,395	-67.7%	4,813	5,992	-19.7%
Impairment of property, plant and equipment	-	-	n/a	-	-	n/a
Tax on debits and credits to bank accounts	(2,051)	(2,525)	-18.7%	(9,033)	(9,761)	-7.5%
Finance gain (cost), net						
Gain on net monetary position	19,722	29,753	-33.7%	90,039	345,815	-74.0%
Exchange rate differences	(15,143)	(13,942)	8.6%	(85,133)	(57,498)	48.1%
Financial income	1,188	941	26.2%	3,977	2,582	54.0%
Financial expenses	(15,568)	(15,626)	-0.4%	(57,960)	(108,557)	-46.6%
Profit (loss) before taxes	**13,044**	**49,205**	**-73.5%**	**37,365**	**328,282**	**-88.6%**
Income tax expense						
Current	(8,447)	(13,659)	-38.2%	(19,512)	(87,414)	-77.7%
Deferred	1,298	(6,449)	n/a	4,967	(38,774)	n/a
Net Profit (Loss)	**5,895**	**29,096**	**-79.7%**	**22,821**	**202,094**	**-88.7%**
Net Profit (Loss) for the period attributable to:						
Owners of the Company	6,245	29,489	-78.8%	23,585	202,335	-88.3%
Non-controlling interests	(350)	(393)	-10.8%	(764)	(241)	217.4%
NET PROFIT (LOSS) FOR THE PERIOD	**5,895**	**29,096**	**-79.7%**	**22,821**	**202,094**	**-88.7%**
Earnings per share (basic and diluted):	**10.7031**	**50.5399**	**-78.8%**	**40.4204**	**346.7714**	**-88.3%**

100 Años LOMA NEGRA

Statement of Cash Flows Table 7: Condensed Interim Consolidated Statement of Cash Flows (amounts expressed in millions of pesos, unless otherwise noted) 2025 2024 2025 2024 CASH FLOWS FROM OPERATING ACTIVITIES    Net Profit (Loss) 5,895 29,096 22,821 202,094 Adjustments to reconcile net profit (loss) to net cash provided by operating activities    34,602 28,670 139,305 (839) Changes in operating assets and liabilities    17,515 5,082 (96,730) (37,190) Net cash generated by (used in) operating activities    58,012 62,848 65,396 164,065    CASH FLOWS FROM INVESTING ACTIVITIES    Proceeds from disposal of Yguazú Cementos S.A.    - - 1,453 - Property, plant and equipment, Intangible Assets, net    (17,503) (27,924) (67,293) (94,721) Contributions to Trust    (357) (266) (1,553) (1,171) Investments, net 52,760 - 681 - Net cash used in investing activities    34,899 (28,189) (66,711) (95,891)    CASH FLOWS FROM FINANCING ACTIVITIES    Proceeds / Repayments from borrowings, Interest paid    (128,976) (41,035) 21,401 (62,711) Dividends paid (0) - (3) - Share repurchase plan - (0) - (782) Net cash generated by (used in) by financing activities    (128,976) (41,035) 21,399 (63,493)    Net increase (decrease) in cash and cash equivalents    (36,065) (6,375) 20,084 4,681 Cash and cash equivalents at the beginning of the year    71,939 19,291 11,252 19,291 Effect of the re-expression in homogeneous cash currency ("Inflation-Adjusted") (4,215) (1,570) (12,103) (13,198) Effects of the exchange rate differences on cash and cash equivalents in foreign currency    (244) (298) 12,183 478 Cash and cash equivalents at the end of the period    31,416 11,048 31,416 11,252 Twelve-months ended December 31, Three-months ended December 31,

IR Contact Thank you! Marcos I. Gradin Chief Financial Officer and Investor Relations Diego M. Jalón Head of Investor Relations investorrelations@lomanegra.com